EXHIBIT 10.7
KEY EMPLOYEE AGREEMENT

           The undersigned, NEXX SYSTEMS, INC., a Delaware corporation, as well as its successors and assigns (hereinafter collectively referred to as the “Company”) and John M. Bowers, of  Lexington, Massachusetts, in consideration of and as a condition of your employment or continued employment by the Company, hereby agree as follows:

1.           Position and Responsibilities.

1.1           You shall serve as Vice President of Sales and Business Development of the Company (or in such other capacity as shall be designated by the President and reasonably acceptable to you).  You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company and perform such duties as may be assigned to you by or on authority of the Company’s President from time to time and the duties customarily associated with such capacity from time to time and at such place or places as the Company shall designate are appropriate and necessary in connection with such employment.

1.2           You will report directly to the Company’s President and Board of Directors.

2.           Term of Employment.

2.1           The initial term of this Agreement shall be for the period set forth on Exhibit A annexed hereto commencing with the date hereof.  Thereafter, this Agreement shall be automatically renewed for successive periods of one year, unless you or the Company shall give the other party not less than thirty (30) days written notice of non-renewal.  Your employment with the Company may be terminated as provided in section 2.2.

2.2           The Company shall have the right, upon written notice to you, to terminate your employment:

(a) immediately at any time for “Cause” (as defined herein subject to your right of cure and right to dispute as provided in Section 2.3 herein); or

(b) at any time, without “Cause”, provided that the Company shall be obligated to pay to you the Severance Benefits set forth in Sections 6 or 7, as applicable, of Exhibit A, plus any sums then due to you, including those expenses as are provided in Section 4 of Exhibit A, less (i) applicable taxes and other required withholdings, and (ii) any amounts you may owe to the Company.  Payments under this Section 2.2 (b) (other than unreimbursed expenses as are provided in Section 4 of Exhibit A)  shall not be due or payable if you are terminated at any time for “Cause” or if you voluntarily resign from your employment, except as set forth in Section 7 of Exhibit A.

2.3           For the purpose of Section 2.2, the term “Cause” shall mean any of the following:  (a) gross negligence in the performance of assigned duties; (b) willful misconduct involving the Company, its vendors, customers and/or potential customers; (c) refusal to perform or discharge the duties of responsibilities assigned by the President or Board of Directors of the Company provided the same are not illegal or unethical and the failure to correct such refusal and perform such duties or responsibilities within two weeks (14 calendar days) after written notice of such failure; (d) indictment under a felony or misdemeanor involving moral turpitude; (e) willful or prolonged absence from work not excused by disability; or (f) falseness of any warranty or representation by you herein or the breach of  your obligations under this Agreement or your duties as an employee of the Company to the material detriment of the Company.

2.4           In the event of the Involuntary Termination (as hereinafter defined) of your employment with the Company at any time, the Company hereby agrees to provide you with Severance Benefits as defined in Section 6 of Exhibit A hereto or payments in the event of a “Change of Control” as defined in Section 7 of Exhibit A.  In this regard, the phrase “Involuntary Termination” shall mean (a) any termination of your employment by the Company other than for “Cause”, as defined in Section 2.3, or (b) any notice by the Company not to renew this Agreement pursuant to Section 2.1.

2.5           You shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice to the Company.

3.           Compensation.                                You shall receive the compensation and benefits set forth on Exhibit A (“Compensation”) for all services to be rendered by you hereunder and for your transfer of property rights pursuant to an agreement relating to proprietary information and inventions attached of even date herewith hereto as Exhibit C between you and the Company (the NEXX Systems, Inc. Confidentiality, Noncompetition, Proprietary Information and Inventions Agreement).

4.           Other Activities during Employment.

4.1           Except for any outside employments and directorships currently held by you as listed on Exhibit B, and except with the prior written consent of the Company’s President,  you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor.

4.2           You hereby agree that, except as disclosed on Exhibit B hereto, during your employment hereunder,  you will not, directly or indirectly, engage (a) individually, (b) as an officer, (c) as a director, (d) as an employee, (e) as a consultant, (f) as an advisor, (g) as an agent (whether a salesperson or otherwise), (h) as a broker, or (i) as a partner, coventurer, stockholder or other proprietor owning directly or indirectly more than two percent (2%) interest, in any firm, corporation, partnership, trust, association, or other organization which is engaged in the research, development, production, manufacture or marketing of equipment or processes in direct competition with the Company or any other line of business engaged in or under demonstrable development by the Company (such firm, corporation, partnership, trust, association, or other organization being hereinafter referred to as a “Prohibited Enterprise”).  Except as may be shown on Exhibit B, you hereby represent that you are not engaged in any of the foregoing capacities (a) through (i) in any Prohibited Enterprise.

5.   Former Employers.

5.1           You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written.  You represent and warrant that you do not possess confidential information arising out of any such employment, consulting agreement or relationship that, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

5.2           If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any other person or entity might be usable in connection with the Company’s business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own all information which is common knowledge in the industry or otherwise legally in the public domain.

6.           Proprietary Information and Inventions and Non-Competition.  You agree to execute, deliver and be bound by the provisions of the NEXX Systems, Inc. Proprietary Information and Inventions and Non-Competition Agreement attached hereto as Exhibit C.

7.           Remedies.    Your obligations under the NEXX Systems, Inc. Proprietary Information and Inventions and Non-Competition Agreement and the provisions of Sections 4, 6, and 8 of this Agreement (as modified by Section 9, if applicable) shall survive the expiration or termination of your employment (whether through your resignation or otherwise) with the Company.  You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the NEXX Systems, Inc. Proprietary Information and Inventions and Non-Competition Agreement would be inadequate and you therefore agree that the Company shall be entitled to such injunctive or other equitable relief in case of any such breach or threatened breach.

8.           Assignment.  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law.  The Company’s obligations and those of any successors or assignees of the Company under this Agreement, including but not limited to the severance provisions and other compensation and benefits due to you pursuant to Exhibit A hereto, will be a condition of and are to remain those of any successor or assignee.

9.           Interpretation.   IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement (including Exhibits A, B and C hereto) shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement (including Exhibits A, B and C hereto) shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

10.         Notices.  Any notice which the Company is required to or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing.  Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may form time to time designate in writing.  The date of personal delivery or the dated of mailing any notice under this Section 10 shall be deemed to be the date of delivery thereof.

11.         Waivers.  If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.         Complete Agreement; Amendments.  The foregoing including Exhibits A, B and C hereto, is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.  Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company’s Board of Directors.

13.         Headings.  The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning of this Agreement.

14.         Counterparts.  This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

15.         Governing Law; Venue.  This Agreement shall be governed by and construed under Massachusetts law.  Venue for any dispute shall be the Superior Court of the Commonwealth of Massachusetts for Middlesex County.

16.         Advice of Separate Counsel.  You acknowledge that you have been advised to review this Agreement (including Exhibits A, B, and C hereto) with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to represent you in this matter.

If you are in agreement with the foregoing, please sign your name below and also at the bottom of the Proprietary Information and Inventions and Non-Competition Agreement, whereupon this Agreement shall become binding in accordance with its terms.  Please then return this Agreement to the Company.  (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith).

ACCEPTED AND AGREED:                                                      NEXX SYSTEMS, INC.

___________________________                                         By:______________________________
John M. Bowers                                                                                Thomas M. Walsh, President & CEO

Dated:  ______________                                                          Dated:  ________________

EXHIBIT A

EMPLOYMENT TERM, COMPENSATION AND BENEFITS
OF JOHN M. BOWERS

1.      Term.  The initial term of the Agreement to which this Exhibit A is attached shall be for a one year  period from the date of this Agreement.

2.      Compensation.

a.
Base Salary.  Your base salary (the “Base Salary”) shall be established by the Compensation Committee of the Board of Directors.  For the period beginning on the date of this Agreement, you shall receive a Base Salary at the rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum paid bi-weekly until changed by the Compensation Committee of the Board of Directors.

b.
Bonus.  For fiscal 2009 (commencing on January 1, 2009), you shall be entitled to receive a bonus that upon successful attainment of 100% of the approved Sales Incentive Plan (SIP) commission arrangement defined for individuals in the sales and marketing group is expected to generate $100,000 in bonus potential for you in 2009.  Further, on an annual basis, your bonus will be subject to review by the Compensation Committee of the Board of Directors.

c.
Equity.    During the course of your employment with the Company, you will be eligible to receive stock options pursuant to the Company’s 2004 Employee, Director, and Consultant Stock Option Plan (or any successor plan) in such amounts and pursuant to vesting schedules as may be determined from time to time by the Company’s Board of Directors, in its discretion, taking into account, among other factors, your performance and the Company’s performance.  Notwithstanding the foregoing, in the event of a Change of Control (as defined herein), the vesting on such options shall be accelerated for an additional 25% of the original option grant upon the Change of Control (but in any event not to exceed 100% of the original option grant.)

3.     Vacation, Insurance and Benefits.    You shall be entitled to all legal holidays recognized by the Company, and twenty- three days paid vacation per annum.  Any unused vacation must be used in the fiscal year in which it has accrued in accordance with Company vacation policy.  You shall be eligible for participation in any group insurance plans that may be established and maintained by the Company for all full-time employees or which the Company is required to maintain by law.  You shall also be entitled to participate in any employee benefit programs that the Company’s Board of Directors may establish for Company employees generally.

4.     Reimbursement of Expenses.  The Company shall reimburse you for all usual and ordinary business expenses incurred by you in the scope of your employment hereunder in accordance with the Company’s expense reimbursement policy.

5.     Other Benefits.  The Company has reimbursed you for all appropriate relocation expenses paid to third parties for your relocation to be used within the first six months of employment.  Relocation expenses included one exploratory/house-hunting trip, temporary lodging at a local Residence Inn or other similar residence (such residence to be approved by the Company in writing in advance) for a period not to exceed 90 days while seeking to relocate from your current residence to the greater Billerica area and moving of household goods.  Some relocation expenses are considered taxable based on Internal Revenue Service rules and regulations.  To assist you with the resulting tax obligation, the Company has provided tax assistance by adding an amount to your year-to-date income and withholding.  The amount of money added to income and withholding was calculated at the time of each reimbursement for those expenses.

6.     Severance Benefits.

(a)           When provided for in this Agreement, you shall be entitled to “Severance Benefits.”  When used in this Agreement, the term “Severance Benefits” shall mean a total amount equal to six (6) months of your then

current annual Base Salary plus a cash payment equal to the cost of your COBRA coverage for such six (6) month period.   The Severance Benefits shall be paid via check to you in equal bi-monthly installments and in accordance with the Company’s payroll policy and schedule commencing within ten (10) days after the date of your termination of employment with the Company.

(b)           The Severance Benefits referred to above will be in addition to, and not in substitution for, any accrued and unpaid salary, vacation, pension or other similar retirement benefits, and unreimbursed expenses to which you may be otherwise entitled.

(c)           Notwithstanding any other provisions contained herein, Severance Benefits shall immediately cease upon such date as you commence employment or consulting services which provide for total compensation equal to at least 75% of your Base Salary (as determined on a bi-weekly basis) as in effect immediately prior to your termination.

7.      Change of Control.

(a)           For the purposes of this Agreement, “Change of Control” means and shall be deemed to occur if any of the following occurs:

(i)           the acquisition, after the date of this Agreement, by an individual, entity or group [within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (the  “Exchange Act”)] other than an existing stockholder or stockholders of the Company of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the outstanding shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), or (B) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); or

(ii)           approval by the Board of Directors and the shareholders of the Company of a  (A) tender offer to acquire any of the Common Stock or voting securities, (B) reorganization, (C) merger or (D) consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and voting securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more than 50% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the Company resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the voting securities; or

(iii)         approval by the Board of Directors and the shareholders of the Company of  the sale or other disposition of all or substantially all of the assets of the Company, excluding (a) a reorganization of the Corporation under the corporate laws of a state or province other than Delaware or (b) a liquidation due to the Company’s inability to continue as a going concern.

(b)           In the event of your actual termination of employment contemporaneous with or within a 12-month period following a Change of Control, except (y) because of your death, or (z) by the Company for Cause or Disability (as each is hereinafter defined):  (i) you shall be entitled to receive, in lieu of the sums described in Section 6 above, an amount equal to twelve (12) months of your then Base Salary determined as if payable under Section 6 above, to be paid in accordance with the terms of this Agreement; and (ii) the following additional provisions shall apply (which provisions shall supersede any other provisions of the Agreement, including but not limited to Section 2 of the Agreement, to the extent such provisions are inconsistent with the following provisions):

(i)           Disability.    For purposes of this Section 7(b), termination by the Company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred twenty (120) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after

Notice of Termination (as hereinafter defined) is given to you following such absence, you shall have returned to the full time performance of your duties.

(ii)           Cause.   For purposes of this Section 7(b), termination by the Company of your employment for “Cause” shall mean termination for cause as defined in Sections 2.3.

8.      Taxes.  All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

9.      Release of Company.  In consideration of the payments under Sections 5 and 6 of this Exhibit “A” to the Agreement, and as a condition to receipt of such payments, you agree to execute an agreement releasing the Company, its officers, directors, employees and agents of and from any and all causes of action relating to your employment by the Company (except for claims for indemnification in your role as an officer or employee of the Company and for sums due under Sections 5 and 6 of this Agreement) in a form of release requested by Company counsel and deemed by Company counsel, in its sole discretion, to be commercially reasonable.

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EXHIBIT B

OUTSIDE EMPLOYMENTS AND DIRECTORSHIPS OF

JOHN M. BOWERS

None